                                                                Exhibit (d)(141)

                              FORM OF AMENDMENT TO

                              JANUS INVESTMENT FUND

                          INVESTMENT ADVISORY AGREEMENT

                          PERKINS SMALL CAP VALUE FUND

     THIS AMENDMENT is made this 6th day of July, 2009, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

     WHEREAS, the Trust and JCM are parties to an Amended and Restated Investment Advisory Agreement on behalf of Perkins Small Cap Value Fund (the "Fund"), dated December 31, 2008 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement on the matter herein; and

     WHEREAS, the share class used for purposed of measuring the investment performance of the Fund has been changed to Class A Shares (waiving the upfront sales load) effective July 6, 2009.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

          1. Schedule A of the Agreement shall be deleted in its entirety and replaced with the following effective July 6, 2009:

                                   SCHEDULE A
                             PERFORMANCE ADJUSTMENT
              (COMMENCING WITH MONTHLY FEES PAYABLE FOR JULY 2009)

     Beginning with the Base Fee payable for January 2009 and in month 13 thereafter, the Base Fee shall be adjusted monthly based upon the investment performance of one or more share classes of the Fund, as described below, in relation to the cumulative investment record of the Fund's benchmark, the Russell 2000(R) Value Index (the "Index"), over the "Performance Period" (such adjustment being referred to herein as the "Performance Adjustment"). The "Performance Period" is defined as the shorter of (a) the period from the date of this Agreement through the end of the month for which the fee is being calculated, and (b) the 36 month period preceding the end of the month for which the fee is being calculated.

     The Base Fee of the Fund shall be adjusted based on the investment performance of the Fund's Class A Shares (waiving the upfront sales load) ("Class A Shares") commencing on July 6, 2009. For any measurement period prior to July 6, 2009, the Base Fee for the Fund shall be adjusted based on the Investor Shares of the Fund ("Investor Shares," and together with Class A Shares, the "Shares"). Therefore, in calculating the Performance Adjustment for any Performance Period that commences prior to July 6, 2009, the investment performance of the Investor Shares shall be used, and, for any other Performance Period that ends after July 5, 2009, the investment performance of the Class A Shares shall be used for that portion of the period subsequent to that date.

     The Performance Adjustment shall be calculated by subtracting the investment record of the Index from the investment performance of the Shares. If there is less than a 0.50% difference (plus or minus) between the investment performance of the Shares and the investment record of the Index, the Fund pays JCM the Base Fee with no adjustment. If the difference between the investment performance of the Shares and the investment record of the Index is 0.50% or greater during any Performance Period, the Base Fee will be subject to an upward or downward performance adjustment of 1/12 of 0.01667% for every full 0.50% increment by which the Shares outperform or underperform the Index. The maximum percentage used in calculating the Performance Adjustment (positive or negative) in any month is 1/12 of 0.15%. The Performance Adjustment is applied against the Fund's average daily net assets during the Performance Period.

     For purposes of computing the Base Fee and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for the Performance Adjustment). The Base Fee is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued evenly each day throughout the month. The investment advisory fee is paid monthly in arrears.

     The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust's Amended and Restated Agreement and Declaration of Trust, Amended and Restated Bylaws and registration statement, each as may be amended from time to time.

     The investment performance of the Shares will be the sum of:

     (1) the change in Shares' net asset value ("NAV") per share during the Performance Period; plus

     (2) the value of the Shares' cash distributions per share accumulated to the end of the Performance Period; plus

     (3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period;

expressed as a percentage of the Shares' NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in the Shares at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     The investment record of the Index will be the sum of:

     (1) the change in the level of the Index during the Performance Period;
plus

     (2) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     The Trustees have designated the Shares to be used for purposes of determining the Performance Adjustment for Performance Periods as described in this Schedule A. From time to time, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine that a class of shares of the Fund other than the Shares is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares ("Successor Class") is substituted in calculating the Performance Adjustment, the use of that Successor Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as such Successor Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By:
                                            ------------------------------------
                                            Heidi W. Hardin
                                            Senior Vice President, General
                                            Counsel and Secretary


                                        JANUS INVESTMENT FUND


                                        By:
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President, Chief Legal Counsel
                                            and Secretary